AGIC Global Equity & Convertible Income Fund                                                                                                                            Annual Shareholder
August 31, 2012                                                                                                                                                                                      Meeting Results

The Fund held its annual meeting of shareholders on December 19, 2011. Shareholders voted as indicated below:

	Affirmative	Withheld Authority
Election of Bradford K. Gallagher – Class III to serve until 2013	6,501,551	92,130
Re-election of Hans W. Kertess – Class I to serve until 2014	6,500,578	93,103
Re-election of William B. Ogden, IV – Class I to serve until 2014	6,498,014	95,667
Re-election of Alan Rappaport – Class I to serve until 2014	6,450,918	142,763
Election of Deborah A. DeCotis – Class II to serve until 2013	6,519,227	74,454

The other members of the Board of Trustees at the time of the meeting, namely Messrs. Paul Belica, James A. Jacobson, and John C. Maney† continued to serve as Trustees of the Fund.
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†    Interested Trustee